SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2003

VCampus Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-21421	54-1290319
(Commission file Number)	(IRS Employer ID Number)

1850 Centennial Park Drive, Suite 200, Reston, VA	20191
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 893-7800

N/A
(Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits.

(c)           Exhibits

10.91       Form of Placement Agent Agreement dated September 30, 2003 between the Registrant and Brean Murray & Co., Inc.

10.92       Form of Securities Purchase Agreement dated September 30, 2003 between the Registrant and purchasers of common stock.

10.93       Form of Warrant to purchase common stock issued on September 30, 2003 in connection with the September 30, 2003 private common stock financing.

99.1         Private Placement Memorandum delivered by the Registrant to potential investors in connection with the September 30, 2003 private common stock financing.

Item 9.  Regulation FD Disclosure

On September 30, 2003, the Company raised $825,330 through the private placement of 318,660 units, at a purchase price of $2.59 per unit, each unit consisting of one share of common stock and a three-year warrant to purchase one share of common stock with an exercise price of $2.59 per share.  In connection with this financing, the Company paid a placement agent a fee equal to 7% of the amount raised, paid in units.  Under the terms of the financing, if the Company does not raise an additional $2,000,000 in equity financing by November 15, 2003, on that date the unitholders will receive additional shares of common stock as if the purchase price per share of common stock initially equaled $2.00, and the exercise price of the warrants will decrease to $2.00 per share.  This financing was completed to improve the Company’s cash position and to assist the Company’s efforts to maintain compliance with Nasdaq listing requirements.  Copies of the principal transaction documents entered into in connection with this financing are attached as exhibits hereto.  In addition, for Regulation FD purposes, the Company is furnishing as an exhibit hereto a copy of the Private Placement Memorandum delivered in connection with this financing by the Company to potential investors, who prior to this public disclosure were subject to nondisclosure obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VCAMPUS CORPORATION

Date: October 7, 2003	/s/ Narasimhan P. Kannan
Narasimhan P. Kannan
Chief Executive Officer